INVESTMENT ADVISORY AGREEMENT


     AGREEMENT, made as of this 1st day of January, 2000, between VANGUARD EQUITY INCOME FUND, a Delaware business trust (the "Company"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Adviser").

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
     WHEREAS, the Company offers a series of shares known as Vanguard Equity Income Fund (the "Fund"); and
     WHEREAS, the Company desires to retain Adviser to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Company determines to assign to Adviser (referred to in this Agreement as the "Wellington Portfolio"), and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                              W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT OF ADVISER. The Company hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the Fund that the Board of Trustees determines to assign to Adviser. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.
     2. DUTIES OF ADVISER. The Company employs Adviser to manage the investment and reinvestment of the assets of the Wellington Portfolio, to continuously review, supervise and administer an investment program for such assets of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Company, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
     3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Wellington Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Company pursuant to written policies and procedures provided to the Adviser. Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.
     4. COMPENSATION OF ADVISER.
     5. REPORTS. The Company and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.
     6. COMPLIANCE. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Company reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.
     7. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.
     8.  LIABILITY OF ADVISER.  No provision of this Agreement will be deemed to protect Adviser against any liability to the Company, the Fund or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.
     9. DURATION AND TERMINATION. This Agreement will become effective on January 1, 2000, and will continue in effect until December 31, 2002, and thereafter, only so long as such continuance is approved at least annually by votes of the Company's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund. Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Company or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Company. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party. As used in this Section 9, the terms"assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in
Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.
     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
     11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein:


VANGUARD   EQUITY   INCOME   FUND

ATTEST: VANGUARD EQUITY INCOME FUND
By ________________________               By _________________________________
                                             Chairman, CEO and President

ATTEST: WELLINGTON MANAGEMENT COMPANY, LLP.
By _________________________              By__________________________________

CEO and President